EXHIBIT 10.8

                           OEM PURCHASE AGREEMENT FOR
                       PRODUCTS, ACCESSORIES, SPARE PARTS,
                             AND SERVICE AGREEMENTS

This OEM Purchase Agreement is between IMATION ENTERPRISES CORP, a Delaware corporation, located at 1 Imation Place, Apollo BuUding-1W-30. Oakdale, MN 55128 ("Imation"), and IMAGING DIAGNOSTICS SYSTEMS, INC., a Florida corporation located at 6531 NW 16th Court. Plantation, FL 33313 ("IDS").

BACKGROUND

IDS desires to purchase from Imation and Imation desires to sell to IDS certain Imation medical diagnostic imaging equipment and products, and related accessories, spare parts, and service agreements destined for non-exclusive resale, all in combination with IDS's established medical imaging business, Imation will grant a non'exclusive license (the "License") permitting IDS to use any software (the "Imation Software") furnished by Imation to IDS pursuant to this Agreement. IDS agrees to actively promote sales of the Products in conjunction with each safe of its own products. Specifically, IDS will train its sales and marketing force regarding the features, advantages and benefits of the Products, list the Products in its price pages, and distribute Product sales literature throughout its sales organization and to its customers.

                                    AGREEMENT

1.    PRODUCTS. ACCESSORIES. SPARE PARTS AND SERVICE AGREEMENTS.

1.1 Sale and Purchase. Imation agrees to sell to IDS and IDS agrees to purchase and pay for such of the Imation products specified in Exhibit A (the "Products"), related accessories specified in Exhibit B (the "Accessories"), spare parts specified in Exhibit C (the "Spare Parts") and service agreements specified In Exhibit D (the "Service Agreements") as IDS may order during the term of this Agreement.

1.2 Changes. Imation may make any change which does not affect form, fit or function of the Products, Accessories, Spare Parts and/or Service, Imation may make any change which affects form. fit or function, but does not affect any interface hardware or software, by giving IDS sixty (60) days advance written notice of each change, and one hundred twenty (120) days advance written notice where IDS must reconfigure its product Any change will apply only to purchase orders placed by IDS pursuant to Section 3.2 after the effective date of Imation's notice.

1.3 Discontinuation. Imation may discontinue its production or sale of any Products, Accessories or Service Agreements at any time during the term of this Agreement, with at least sixty (60) days advance notice, provided, however, that Spare Parts and service tools and Service Agreements shall be made available for at least seven (7) years after the last shipping date of each Product or for such longer period as may be required by applicable law.

1.4 Compliance. IDS acknowledges that Products, Accessories and Spare Parts packaging, labeling. Material Safety Data Sheets and product literature have been produced and prepared in compliance with the laws of the United States. Canada and Mexico and product standards designed for the North American market. If Products, Accessories or Spare Parts are sold elsewhere, IDS is responsible for compliance with all applicable laws, regulations and standards.


1.5 Non-Exclusive, IDS shall not be obligated to purchase all or any set amount of its requirements from Imation.

PRICES AND DISCOUNTS.

2.1 Product Prices. The suggested list price applicable to each Product is set forth in Exhibit A imation may increase the prices for Products at any time but not more frequently than once In each calendar year following sixty (60) day written notice. Any change will apply only to purchase orders placed by IDS pursuant to Section 3,2 after the effective date of imation's notice.

2.2 Discounts. The price for each Product (but not any related installation charges) shall be discounted by a percentage tied to the aggregate number of laser imagers ordered by IDS from Imation in the prior calendar year Such number shall be determined by mutual agreement of the parties each December for implementation on the following January 1. For orders placed prior to the dose of business on December 31, 1998, the discounts are agreed to be thirty percent (30%) for each Product Thereafter, the discount percentages shall be determined as follows:

NUMBER ORDERED IN PRIOR CALENDAR YEAR                DISCOUNT PERCENTAGE
                                  1-10                         30
                                    11+                        32

2.3 Other Prices. List prices for Accessories are listed In Exhibit B and shall be discounted by thirty percent (30%) for purchases made hereunder Prices for Spare Parts are listed in Exhibit C and prices for Service Agreements in Exhibit
D. Imation may change the prices in Exhibits B, C or D at any time on written notice at feast (i) sixty (60) days for changes to Exhibits B or C and (ii) thirty (30) days for changes to D. Any change wiH apply only to purchase orders placed by IDS pursuant to Section 3.2 after the effective date of Imation's notice.

2.4 Purchases. Outside the United States. The prices set forth In Exhibits A, B and C apply only to orders placed in the United States or through Imation Export at 1 Imation Place, Endeavor-1 W-30, Oakdale, MN 55126. Purchases from Imation subsidiaries are as established by the selling subsidiary.

FORECASTS. ORDERS AND PAYMENT

3.1 Forecasts. During the term of this Agreement, IDS will provide to Imation in writing and on a quarterly basis, a one (1) year rolling non-binding Itemized forecast by month of the orders it anticipates placing for Products hereunder. IDS's initial forecast for Product purchases is attached as Exhibit E.

3.2 Purchase Orders. IDS will order Products, Accessories, Spare Parts and Service Agreements only by purchase orders submitted to Imation. The parties will cooperate in developing, at Imation's expense, a site plan to accompany each Product purchase order IDS may use IDS's standard purchase order or other purchasing/acknowledgment form. Acceptance of orders placed on IDS's purchasing forms does not constitute acceptance by Imation of any of the terms and conditions appearing thereon, except as to identification and quantity of Products, Accessories, Spare Parts or Service Agreements Involved. All orders are governed by the provisions of this Agreements

3.3 Delivery. Title and risK of loss will transfer to IDS at F,0,B. Imation's point of shipment. Imation will plan to ship the forecasted number of Products and will make reasonable commercial efforts to ship Products, Accessories and Spare Parts within four (4) weeks from receipt of an order In the event Products are being allocated, Imation will notify IDS in writing of the allocation status and provide a fair allocation of Products to IDS. All Products, Accessories and Spare Parts will be packaged for international shipment Imation will select the earner unless otherwise specified by IDS. Shipping expenses will be prepaid by imation and charged to IDS.

3.4 Invoices and Payment. Imation will Invoice IDS for Products, Accessories and Spare Parts when shipped and for Service Agreements when ordered. IDS will pay imation within thirty (30) days from the date of Imation's invoice. All payments will be made in US Dollars, unless otherwise agreed to in writing by Imation.

3.5 Credit Balance. Imation, at its sole discretion, may change or limit the amount or duration of credit to be allowed IDS. Imation may cancel any orders it previously had accepted or delay the shipment of an order if IDS fails to meet the payment schedule or other credit or financial requirements established by Imation.

4.    WARRANTY. LIMITATION OF REMEDIES AND INDEMNIFICATION.

4.1 Seller's Warranty. Imation warrants to IDS that each Product and the Imation Software will be free from defects In material and manufacture for a period of one (1) year from the date of installation or fifteen (15) months from the date of delivery pursuant to Section 3.3. Imation warrants to IDS that Accessories and Spare Parts will be free from defects in material and manufacture for a period of ninety (90) days from the date of delivery pursuant to Section 3.3. Imation will provide IDS with free replacement parts and labor (during normal business hours) to replace warranty covered items.

4.2 Limitation. THIS WARRANTY IS MADE IN LIEU OP ALL OTHER PRODUCT WARRANTIES, EXPRESSED AND IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS, AND THOSE ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. The express warranty does not apply to the following: expendable parts, defects or damage Incurred in transportation to the end user, defects or damage due to accidents, neglect, misuse, operator error, improper installation or alterations of the Products, Imation Software, Accessories and Spare Parts, or operation of the Products. Imation Software Accessories and Spare Parts out of specification.

4.3 Indemnification. Imation shall be responsible for and shall defend, indemnify and hold harmless IDS from and against any direct losses, expenses and liabilities to third parties for any and ail claims of personal injuries, death and/or property damages arising out of the use of Products, imation Software, Accessories and Spare Parts to the extent caused by the negligence or strict liability of Imation in the manufacture or design of the Products, Imation Software, Accessories or Spare Parts delivered hereunder under normal intended usage and maintenance procedures, recommended In writing by Imation. In connection with this obligation, it shall be IDS's responsibility that imatton is promptly notified of any and all claims against it or any of its customers for any such Injuries and/or property damages alleged to be the result of defective Products, Imation Software. Accessories, Spare Parts or Service Support delivered by Imation as well as to investigate jointly whether such personal injuries and/or property damages are attributable to any part of the items supplied to IDS under normal intended usage and IDS will use its best efforts to mitigate such damages.

5.    LICENSE GRANT AND PATENT INDEMNITY

5.1 License. Imation hereby grants to IDS a limited, worldwide, non-exclusive, non-transferable (except as provided in Section 5.1.1). royalty-free license to use the Imation Software only in conjunction with its use of Products, Accessories and Spare Parts purchased hereunder.

5.1.1 IDS shall not copy, reproduce, sublicenee, transfer, assign or disclose the Imation Software to any third party, imation agrees that resale of a Product, Accessory or Spare Part containing any imatlon Software will not constitute a violation of the prohibitions contained in the foregoing sentence and in such case IDS's customer shall have the same license as IDS to use the Imation Software in conjunction with the use of the Product, Accessory or Spare Part sold to the customer.

5.1.2 Title to any imation Software shall remain vested in Imation, or in Imation's licensor from whom imation has obtained marketing rights, at all times before, during and after the term of the License.

5.1.3 IDS will Itself not attempt to, nor will it allow any third party over which it has any influence to attempt to, debug, reverse engineer, decompile, disassemble, decrypt or analyze the Imation Software.

5.2 Patents. imation agrees to indemnify, defend, and hold harmless IDS against all claims, damages, liabilities and suits, including responsible attorney's fees, alleging that any Products, imation Software Accessories and Spare Parts Infringe any United States patent, copyright or other intellectual property, provided that IDS gives Imation prompt notice and imation is given full control over the defense and settlement of such claims and disputes and provided further that the alleged infringement Is not due to modifications or special designs required by IDS or due to IDS's trade dress or trade name.

6.     LIMITATION OF LIABILITY

Except for Imation's warranty obligations stated In Section 4. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND. INCLUDING WITHOUT LIMITATION, DIRECT. INDIRECT. INCIDENTAL. SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE OR BUSINESS) RESULTING FROM OR IN ANY WAY RELATED TO PRODUCTS. IMATION SOFTWARE, ACCESSORIES, SPARE PARTS, SERVICE AGREEMENTS. ANY OF IDS'S PURCHASE ORDERS, OR THIS AGREEMENT This limitation Includes, but is not limited to, loss of and damage to equipment, software or stored data. This limitation applies regardless of whether the damages or other relief are sought based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory.

7.    APPROVALS AND REGISTRATIONS

7.1 Products, Accessories and Spare Parts supplied under this Agreement will have the agency listings and approvals stated in applicable imation product literature.

7.2 Imation will. at its expense, maintain any required PDA registration, and assure that the Products, Imation Software, Accessories and Spare Parts meet all applicable requirements for marketing distribution and use as medical devices in the United States, Canada and Mexico.

8.    TRAINING FOR APPLICATION SPECIALISTS

During the term of this Agreement, Imation will provide, at mutually convenient times at one of Imation's established training centers, free training for IDS's application specialists. IDS shall be responsible for all expenses incurred by its employees other than tuition.

9.    CONFIDENTIAL INFORMATION

9.1 Each party may, during the course of this Agreement, have access to or will have disclosed to it information of the other party which is identified as confidential including, specifically IDS's forecast as described in Section 3.1, Each party agrees not to use such information for its own benefit except to perform this Agreement, to keep such information confidential and not to disclose to third parties without the other party's prior written consent. Each party will protect the disclosed information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of the Information, as that party uses to protect its own confidential information of a like nature.

9.2     The foregoing obligations will not apply to Information which:

              is or becomes generally known to the general public or is Independently developed by each other; or

              either party can show was known at the time of disclosure; or

              either party can show it rightfully learned from a third party without an obligation of confidence: or is required to be disclosed by law or pursuant to a court order following prompt notice to the other party and reasonable opportunity to participate In the decision to disclose and/or proceeding leading to the order to disclose.

9.3 Each party agrees to maintain the other party's confidential information as confidential for a period of three (3) years after the termination or expiration of this Agreement.

10.   TERM AND TERMINATION

10.1 The Initial term of this Agreement will be from the date of execution by Imation and continue through December 31. 1998. Thereafter, this Agreement will automatically renew for successive periods of one (1) year. subject to termination by either party at any time upon thirty (30) days advance written notice to the other party.

10.2 imation may terminate this Agreement on thirty (30) days written notice to IDS should IDS acquire any interest in a medical imaging competitor of Imation or should a medical imaging competitor of imation's acquire any Interest in IDS.

10.3 Either party may terminate this Agreement if the other materially breaches this Agreement by giving at least thirty (30) days prior written notice and opportunity to cure.

10.4 Even after termination or expiration, the terms of this Agreement continue to apply to charges incurred, payments made, events occurring and obligations arising before the date of termination or expiration.

11.   DISPUTE RESOLUTION

11.1 The parties agree to attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations.

11.1.1 Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at levels one step above the project personnel who have previously been involved in the dispute will meet at a mutually acceptable time and place within ten (10) days after delivery of the notice, and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

11.1.2 If the matter has not been resolved by the executives within thirty (30) days of the notice, or If the parties fail to meet within the ten (10) day period, the dispute will be referred to the CFO or other senior financial executive of each party who shall have authority to settle.

11.1.3 If the matter has not been resolved within thirty (30) days from the referral to the senior financial executives, or if no meeting has taken place within fifteen (15) days after such referral, either party may initiate mediation (or, if mutually agreed, arbitration) pursuant to the applicable procedures established by the National Arbitration Forum, PO Box 50191. Minneapolis, MN 65405, telephone (600) 474-2371.

11.1.4 If the dispute has not been resolved for whatever reason within ninety
(90) days of the initial notice of dispute, either party may pursue such judicial relief as it deems appropriate,

11.2 The procedures stated in Section 11.1 are the sole and exclusive procedure for the resolution of disputes between the parties arising out of or relating to this Agreement, A party, however, may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 11.

11.3 Each party irrevocably waives any right to a jury trial with respect to any claims or disputes arising out of or relating to this Agreement or the negotiation of this Agreement.

11.4 Any questions, claims, disputes or litigation arising from or related to this Agreement are governed by the law of the state of Minnesota, without regard to conflicts of law.

12.   GENERAL TERMS

12.1 Neither party is liable to the other for damages caused by delays in delivery or performance due to acts of God or other causes beyond its control.

12.2 The relationship of the parties under this Agreement is that of independent contractors. Nothing In this Agreement authorizes either party to act for the other as an agent.

12.3 Neither party may assign any of its rights or delegate or subcontract any of its duties under this Agreement without first getting the other party's permission in writing.

12.4 Nothing in this Agreement shall be construed as granting to either party any rights in any trademarks, wordmarks, service marks or similar intellectual property of the other. Any use by a party of the other's name, trade or wordmark for the purposes of this Agreement or any other purpose shall be subject to the other party's prior, written consent.

12.5 If Imation accepts a purchase order under this Agreement for Products, Accessories, Spare Parts or Service Agreements to be provided to any state or federal agency in the United States and if any provisions, representations, agreements or contract clauses are required, either expressly or by reference or by operation of law, to be Incorporated in subcontracts for those goods or services which are issued under IDS's contract with such agency, Imation shall also comply with such of those provisions, representations, agreements or contract clauses related to Equal Employment Opportunity, Employment of Veterans, Employment of the Handicapped, Employment Discrimination because of Age and Utilization of Oisadvantaged Business Enterprises. Other clauses required by such agency must be presented to Imation for acceptance In writing prior to imation being bound thereby.

12.6 This Agreement states the complete Agreement between Imation and IDS on this subject and replaces any previous understandings, representations or communications, whether oral or written, regarding the subject matter of this Agreement. THIS AGREEMENT IS INTENDED BY THE PARTIES TO BE THE FINAL, COMPLETE AND EXCLUSIVE STATEMENT OF ALL TERMS AND CONDITIONS OF THE AGREEMENT. This Agreement can be amended only by a writing signed by both parties. No oral modification is possible. A party's failure to exercise a right in one or many instances does not waive that right as to any later instance. A course of dealing or performance does not effect a modification or a waiver unless ratified in writing by the party to be bound.

12.7 Any notice required to be given under this Agreement shall be hand delivered or sent by overnight delivery service or by facsimile followed by mail to the address indicated on the front page of this Agreement and shall be deemed to be effective on the date first received.

12.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

12.9 In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the Interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses,

ACCEPTED AND AGREED:
IMATION ENTERPRISES CORP. ("Imation")    IMAGING

By: _________________________________           By: __________________
J. Michael McQuade                                   Richard J. Grable
General Manager                                      Chief Executive Officer

Date: _______________________________               Date:______________________

Exhibit A - Products and Prices
Exhibit B - Accessories and Prices
Exhibit C - Spare Parts and Prices
Exhibit D - Service Agreements and Prices
Exhibit E - IDS's Initial Forecast